LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York NY 10119-4015

June 10, 2008

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Lexington Realty Trust
Form 10-K for the fiscal year ended December 31, 2007
File No. 1 12386

Ladies and Gentlemen:

In connection with the above-referenced filing, Lexington Realty Trust hereby acknowledges that:

●	it is responsible for the adequacy and accuracy of the disclosure in its Form 10-K;

●	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Form 10-K; and

●	it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please direct any questions with respect to the foregoing to Mark Schonberger of Paul, Hastings, Janofsky & Walker LLP at (212) 318-6859.

Sincerely,

/s/ Patrick Carroll

Patrick Carroll
Chief Financial Officer

cc:           Mark Schonberger, Esq.